CERTIFICATE OF AMENDMENT OF
ARTICLES OF INCORPORATION
OF
KANSAS CITY LIFE INSURANCE COMPANY

The undersigned, Kansas City Life Insurance Company, a Missouri corporation (the "Corporation"), for the purposes of amending the Articles of Incorporation of the Corporation, in accordance with The General and Business Corporation Law of Missouri, does hereby make and execute this Certificate of Amendment of Articles of Incorporation and does hereby certify that:

I.	The name of the Corporation is Kansas City Life Insurance Company, and the name under which it was originally organized was Bankers Life Association of Kansas City.

II.	The amendment set forth below was adopted by the shareholders of the Corporation on December 15, 2015.

III.	The following resolution of the shareholders sets forth the amendment adopted:

RESOLVED, that Article 4 of the Articles of Incorporation of Kansas City Life Insurance Company be amended by adding the following paragraph immediately following paragraph (b) of said Article 4:

(c)
Effective as of the time of effectiveness of the amendment to these Articles of Incorporation providing for the addition of this paragraph (c) of Article 4 in accordance with the General and Business Corporation Law of Missouri (the "Effective Time") and without regard to any other provision of these Articles of Incorporation, the Company shall and hereby does effect a 1-for-250 reverse stock split of its common stock such that each one (1) share of common stock, either issued or outstanding or held by the Company as treasury stock, immediately prior to the Effective Time shall be and hereby is automatically reclassified, converted and changed (without any further act) into one-two hundred and fiftieth (1/250th) of a fully paid and nonassessable share of common stock without increasing or decreasing the amount of stated capital or paid-in surplus of the Company, provided that no fractional shares of common stock shall be issued to any holder of record of fewer than two hundred fifty (250) shares of common stock immediately prior to the Effective Time, and instead of issuing fractional shares of common stock to such holders, each share of common stock held by any such holder immediately prior to the Effective Time shall be canceled and converted into the right to receive a cash payment of $52.50 (subject to any applicable U.S. federal, state and local withholding tax) on a pre-split basis, without interest.

IV.	The number of shares of stock of the Corporation outstanding was 10,594,225 shares of common stock and the number of shares entitled to be voted on the amendment was 10,594,225 shares of common stock.

V.	The number of shares of the Corporation voted for the amendment was 9,002,705 and the number of shares voted against the amendment was 1,090,347.

VI.	The amendment to the Articles of Incorporation of the Corporation herein contained shall be effective as of 6:00 p.m. Central Time on December 16, 2015.

In Affirmation thereof, the facts stated above are true and correct (the undersigned understands that false statements made in this filing are subject to the penalties provided under Section 575.040, RSMo).

This Certificate of Amendment has been executed on behalf of the Corporation by its President as of December 15, 2015.

KANSAS CITY LIFE INSURANCE COMPANY

<CORPORATE SEAL>

	By:	/s/ R. Philip Bixby
R. Philip Bixby
President, Chief Executive Officer and Chairman of the Board

	By:	/s/ A. Craig Mason Jr.
A. Craig Mason Jr.
Senior Vice President, General Counsel and Secretary